UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2021

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1095 Broken Sound Parkway, Suite 300 Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2021, Neil Closner, a director of Greenlane Holdings, Inc. (the “Company”), provided a resignation letter to the Company’s board of directors (the “Board”). Mr. Closner’s resignation is subject to, and conditioned upon, the closing of the Company’s previously announced merger with KushCo Holdings, Inc. (“KushCo”) pursuant to the Agreement and Plan of Merger, dated as of March 31, 2021 (the “Merger Agreement”). As disclosed in the Company’s joint proxy statement/prospectus dated July 2, 2021, Mr. Closner is standing for re-election at the Company’s 2021 annual meeting of stockholders scheduled for August 26, 2021, and his resignation will become effective when and if the merger with KushCo closes. Mr. Closner’s resignation is not a result of any disagreements with the Company or the Board. Pursuant to the Merger Agreement, following the closing of the merger, the Board will consist of seven directors, three of which will be appointed by KushCo and four of which will be directors currently serving on the Board. Mr. Closner’s resignation will allow for the remaining four directors currently serving on the Board to remain on the Board following the closing of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: July 8, 2021	By:	/s/ Douglas Fischer
Douglas Fischer
General Counsel